Exhibit 2.3

DESCRIPTION OF SECURITIES

General

The following description of the ordinary shares of Bionomics Limited (the “Ordinary Shares”) is only a summary. We encourage you to read our constitution which was adopted at our Annual General Meeting held on December 2, 2021, and which is incorporated by reference as an exhibit to our Annual Report on Form 20-F (our “Constitution”). The “Company,” “we,” “us,” or “our” refer to Bionomics Limited and its consolidated subsidiaries.

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act 2001 (Cth) (the “Corporations Act”) and the Australian Securities Exchange (the “ASX”) Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to Ordinary Shares are derived through a combination of our Constitution, the common law applicable in Australia, the ASX Listing Rules, the Corporations Act and other applicable law.

American Depositary Shares (“ADSs”) representing one hundred eighty (180) Ordinary Shares of Bionomics Limited (the “shares”) are listed and traded on The Nasdaq Global Market and, in connection with this listing (but not for trading), the shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of shares and (ii) ADS holders. Shares underlying the ADSs are held by Citibank, N.A., as depositary, and holders of ADSs are not be treated as holders of the shares. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citicorp Nominees Pty Limited, located at Level 15, 120 Collins Street, Melbourne VIC 3000.

Our Constitution

Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes of the company. Our Constitution is subject to the terms of the ASX Listing Rules and the Corporations Act. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution who vote at the relevant meeting, in person, by proxy, by attorney or by representative.

Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders, and is qualified in its entirety by reference to the complete text of our Constitution, a copy of which is on file with the Securities and Exchange Commission.

Interested Directors

According to our Constitution and the Corporations Act, a director may not vote in respect of any matter in which the director has, directly or indirectly, any material personal interest, must not be counted in a quorum and must not be present at the meeting while the matter is being considered (unless the other directors, not having a material personal interest, resolve to the contrary, or if they are so entitled under a declaration or order made by the Australian Securities and Investments Commission (“ASIC”) in accordance with the Corporations Act). Subject to certain exceptions, each director must disclose to us particulars of: (1) any material contract in which the director is interested, including the names of the parties to the contract, particulars of the contract, and the director’s interest in the contract; and (2) any material personal interest in a matter that is being considered at a meeting of our board of directors.

Provided that a director makes disclosure as required by our Constitution and the Corporations Act, the director and any firm, body or entity in which a director has a direct or indirect interest may, in any capacity, execute or otherwise act in respect of a contract or arrangement with us notwithstanding any material personal interest and may receive and retain for his or her benefit any remuneration, profits or benefits so received as if he or she were not a director.

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The Corporations Act and the ASX Listing Rules require shareholder approval of any provision of related party benefits to our directors, subject to certain exceptions.

Directors’ Compensation

Our directors are paid remuneration for their services as directors. The maximum aggregate amount of fees that can be paid to non-executive directors is subject to approval by shareholders at a general meeting of shareholders. The aggregate fixed sum for directors’ remuneration is divided among the directors in such proportion as the directors themselves agree and in accordance with our Constitution. The aggregate fixed sum remuneration for directors may not be increased except at a general meeting of shareholders and the particulars of the proposed increase are required to have been provided to shareholders in the notice convening the meeting. Fees for non-executive directors are not linked to our performance. However, to align directors’ interests with shareholder interests, the directors are encouraged to hold our Ordinary Shares. Employees of our company who also serve as directors do not receive additional compensation for their performance of services as directors.

Pursuant to our Constitution, any non-executive director who performs services that, in the opinion of our board of directors, are outside the scope of the ordinary duties of a director may be paid extra remuneration by way of a fixed sum, which is determined by our board of directors, provided such payment does not result in the aggregate of all remuneration paid to non-executive directors exceeding the maximum sum approved at the general meeting of shareholders.

Executive directors may be paid remuneration as employees of the company and such remuneration may from time to time be fixed by our board of directors. Subject to the ASX Listing Rules, the remuneration may be by way of salary, commission, participation in profits, by the issue or allotment of shares or options over unissued shares or by all or any of these modes, but must not be by commission on, or a percentage of, operating revenue.

In addition to other remuneration provided in our Constitution, all of our directors are entitled to be paid by us for travel accommodation and other expenses properly incurred by the directors in attending general meetings, Board meetings, committee meetings or otherwise in connection with our business.

We may also pay a premium in respect of a contract insuring a person who is or has been a director against liability incurred by the person as a director, except in circumstances prohibited by the Corporations Act or other applicable laws.

In accordance with our Constitution, a director may also be paid a retirement benefit as determined by our board of directors, subject to the limits set out in the Corporations Act and the ASX Listing Rules which broadly restrict our ability to pay our officers a termination benefit in the event of a change of control of Bionomics or of our subsidiaries as well as impose requirements for shareholder approval to be obtained to pay certain retirement benefits to our officers.

Borrowing Powers Exercisable by Directors

Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Our board of directors has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, or guarantee or become liable for the payment of money or the performance of any obligation by or for any other person, in each case, in the manner and on terms it deems fit.

Retirement of Directors

In accordance with our Constitution and the ASX Listing Rules, at each annual general meeting, one-third of our directors (other than the Executive Chairman (who in substance fulfils the role of Managing Director)) must retire from office and their positions be open to election. The retiring directors are eligible for re-election to our board of directors. If the number of directors subject to retirement is not equal to three, or a multiple of three, then the number nearest to, but not exceeding, one-third must retire from office. The directors who retire in this manner are required to be the directors longest in office since last being elected (and in the case where more than one director

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was elected on the same day, they may agree amongst themselves or determine by lot which of them is subject to retirement). In addition, each director (other than the Executive Chairman) must retire at the later of the third annual general meeting after his or her election or three years after such director was last appointed.

Shares
Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our outstanding share capital consists of only one class of Ordinary Shares. The concept of par value is not recognized under Australian law. The number of shares that have been issued as of the last day of the financial year ended June 30, 2022 is given in Note [21] ‘Issued Capital’ in the Notes to Consolidated Financial Statements of the Form 20-F for the financial year ended June 30, 2022 (the “Form 20-F”). Bionomics Limited’s shares are uncertificated.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Ordinary shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable. See “Rights and Restrictions on Classes of Shares” below which describes how directors may issue preference shares.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights and Restrictions on Classes of Shares (Item 10.B.3 of Form 20-F)

The rights attaching to our Ordinary Shares are detailed in our Constitution. Our Constitution provides that our directors may issue shares with preferred or other special rights, whether in relation to dividends, voting, return of share capital, or otherwise as our board of directors may determine. Subject to any approval which is required from our shareholders under the Corporations Act and the ASX Listing Rules, and any rights and restrictions attached to a class of shares, we may issue further shares on such terms and conditions as our board of directors resolve.

Dividend Rights

Under the Corporations Act, a company must not pay a dividend unless (a) the company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend; (b) the payment of the dividend is fair and reasonable to the company’s shareholders as a whole; and (c) the payment of the dividend does not materially prejudice the company’s ability to pay its creditors. Subject to this requirement, our board of directors may from time to time determine to pay dividends to shareholders. All dividends unclaimed for 11 months after having been declared may be invested or otherwise made use of by our board of directors for our benefit until claimed or otherwise disposed of in accordance with our Constitution and any applicable laws.

Voting Rights

Under our Constitution, and subject to any voting exclusions imposed under the ASX Listing Rules (which typically exclude parties from voting on resolutions proposed for the purposes of the ASX Listing Rules in which they have an interest), the rights and restrictions attaching to a class of shares, each shareholder has one vote on a show of hands at a meeting of the shareholders unless a poll is demanded or required under the Constitution or the Corporations Act (including any modifications or amendments). On a poll vote, each shareholder shall have one vote for each fully paid share and a fractional vote for each share held by that shareholder that is not fully paid, such fraction being equivalent to the proportion of the amount that has been paid to such date on that share. Shareholders may vote in person or by proxy, attorney or representative. The Corporations Act does not provide for shareholders

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of a public company to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting.

Under Australian law, an ordinary resolution is passed if a majority of the votes cast on the resolution (in person or by proxy) by members entitled to vote on the resolution are in favor of the resolution. Under Australian law, a special resolution is passed if at least 75% of the votes cast on the resolution (in person or by proxy) are in favor of the resolution.

Note that ADS holders may not directly vote at a meeting of the shareholders but may instruct the depositary to vote the number of deposited Ordinary Shares their ADSs represent.

Right to Share in Our Profits

Pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends. Our board of directors may from time to time determine to pay dividends to the shareholders; however, no dividend is payable except in accordance with the thresholds set out in the Corporations Act.

Rights to Share in the Surplus in the Event of Liquidation

Our Constitution provides for the right of shareholders to participate equally in a surplus in the event of our liquidation, subject to the rights attaching to a class of shares and any amounts unpaid on the share.

No Redemption Provision for Ordinary Shares

There are no redemption provisions in our Constitution in relation to Ordinary Shares. Under our Constitution, any preferred shares may be issued on the terms that they are, or may at our option be, liable to be redeemed. Under the Corporations Act, redeemable preference shares may only be redeemed if those preference shares are fully paid-up and payment in satisfaction of redemption is out of profits or the proceeds of a new issue of shares made for the purposes of the redemption.

Variation or Cancellation of Share Rights

Subject to Corporations Act, the ASX Listing Rules and the terms of issue of shares of that class, the rights and privileges attached to shares in a class of shares may only be varied or cancelled with either:

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a special resolution passed at a separate meeting of the members holding shares in that class; or
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the written consent of members with at least 75% of the issued shares in that class.
Directors May Make Calls

Our Constitution provides that subject to compliance with the Corporations Act and the terms on which partly paid shares have been issued directors may make calls on a shareholder for amounts unpaid on those shares held by that shareholder, other than monies payable at fixed times under the conditions of allotment.

General Meetings of Shareholders

General meetings of shareholders may be called by our board of directors. Except as permitted under the Corporations Act, shareholders may not convene a meeting. The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting. The Corporations Act also allows shareholders with at least 5% of the votes that may be cast at a general meeting to convene a general meeting. Notice of the proposed meeting of our shareholders is required at least 28 days prior to such meeting under the Corporations Act. We must hold an annual general meeting at least once in each calendar year, and within five months after the end of each fiscal year.

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Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

See “Rights and Restrictions on Classes of Shares—Variation and Cancellation of Share Rights” above.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

There are no limitations on the rights to own securities imposed by our Constitution. However, acquisitions and proposed acquisitions of securities in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Australian Foreign Acquisitions and Takeovers Act 1975 (as amended) (the “FATA”), which generally applies to acquisitions or proposed acquisitions:

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by a foreign person (as defined in the FATA) or associated foreign persons that would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power or potential voting power in, an Australian company; and
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by foreign persons (and their associates) that would result in such foreign persons (and their associates) having an interest in 40% or more of the issued shares of, or control of 40% or more of the voting power or potential voting power in, an Australian company, where the Australian company is valued above the monetary thresholds prescribed by FATA.

However, no such review or approval under the FATA is required if the foreign acquirer is a private U.S. entity (but not including overseas subsidiaries of U.S. entities) and the value of the Australian company is less than A$1,250 million for foreign acquirers from all other countries (and assuming we are not considered a sensitive business).

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company that is subject to review and approval under FATA, but such approval is not obtained, the Australian Federal Treasurer may order the divestiture of such person’s shares or interest in shares in that Australian company.

In addition, under FATA, all foreign government investors must notify the Australian Government and get prior approval before making a direct investment in Australia, regardless of the value of the investment. What constitutes a foreign government investor is defined broadly in FATA.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Takeovers of listed Australian public companies are regulated by the Corporations Act, which prohibits the acquisition of a “relevant interest” in issued voting shares in a listed company if the acquisition will lead to that person’s or someone else’s voting power (as defined in the Corporations Act) increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

Generally, a person will have a relevant interest in securities if the person:

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is the holder of the securities;
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has power to exercise, or control the exercise of, a right to vote attached to the securities; or
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has the power to dispose of, or control the exercise of a power to dispose of, the securities, including any indirect or direct power or control.

If, at a particular time, a person has a relevant interest in issued securities and the person:

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has entered or enters into an agreement with another person with respect to the securities; or
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has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition); or

Exh. 2.3-5

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has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities; and
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the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised,

then the other person is deemed to already have a relevant interest in the securities.

There are a number of exceptions to the above prohibition on acquiring a relevant interest in issued voting shares above 20%. In general terms, some of the more significant exceptions include:

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when the acquisition results from the acceptance of an offer under a takeover bid that complies with the Corporations Act;
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when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid that complies with the Corporations Act, the acquisition occurs during the bid period, the bid is for all the voting shares in a bid class and the bid is unconditional or only conditioned on prescribed matters set out in the Corporations Act;
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when shareholders (other than the persons making the acquisitions and their associates) approve the acquisition by resolution passed at general meeting;
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an acquisition by a person if, throughout the six months before the acquisition, that person or any other relevant person has had voting power of at least 19% and, as a result of the acquisition, none of the relevant persons would have voting power more than three percentage points higher than they had six months before the acquisition;
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when the acquisition results from the issue of securities under a rights issue (subject, in certain cases, to compliance with conditions);
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when the acquisition results from the issue of securities under dividend reinvestment schemes;
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when the acquisition results from the issue of securities to an underwriter or sub-underwriter under underwriting arrangements;
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when the acquisition results from the issue of securities through a will or through operation of law;
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an acquisition that arises through the acquisition of a relevant interest in another listed company which is listed on a prescribed financial market or a financial market approved by ASIC;
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an acquisition arising from an auction of forfeited shares conducted on-market; or
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an acquisition arising through a compromise, arrangement, liquidation or buy-back.

Breaches of the takeovers provisions of the Corporations Act are criminal offenses. Australian courts and the Australian Takeovers Panel have a wide range of powers relating to breaches of takeover provisions, including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeover provisions provided in the Corporations Act.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no specific provisions in our Constitution that require a shareholder to disclose ownership above a certain threshold. The Corporations Act, however, requires a shareholder to notify us and the ASX once it, together with its associates, acquires an interest of 5% or more in our Ordinary Shares (or voting power (as defined in the Corporation Act) of 5% or more of the votes in our Ordinary Shares), at which point the shareholder is considered to

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be a “substantial” shareholder. Further, once a shareholder (alone or together with its associates) owns an interest of 5% or more in us, such shareholder must notify us and the ASX of any increase or decrease of 1% or more in its holding of our Ordinary Shares, and must also notify us and the ASX on its ceasing to be a “substantial” shareholder. In most cases, such notice must be given to us and the ASX within two business days after the relevant shareholder becomes aware of the information. As a U.S. public company, our shareholders are also subject to disclosure requirements under U.S. securities laws.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

See “Rights and Restrictions on Classes of Shares” above. The Australian law applicable to our Constitution is not significantly different than a U.S. company’s charter documents except we do not have a limit on our authorized share capital, as the concept of par value is not recognized under Australian law.

Changes in Capital (Item 10.B.10 of Form 20-F)

Subject to our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred or other special rights, privileges or conditions or with restrictions and for the consideration and other terms that the directors determine.

Subject to the requirements of our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital (provided that the reduction is fair and reasonable to our shareholders as a whole and does not materially prejudice our ability to pay creditors) or buy back our Ordinary Shares whether under an equal access buy-back or on a selective basis.

The Corporations Act and the ASX Listing Rules permit a company to convert its securities into a larger or smaller number by resolution passed by the shareholders at a general meeting. The purpose of the consolidation is to implement a more appropriate capital structure, and to ensure a more appropriate share price, option exercise price and warrant exercise price for our investors.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Citibank, N.A. had agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citicorp Nominees Pty Limited, located at Level 15, 120 Collins Street, Melbourne VIC 3000.

We had appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs is determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, 180 Ordinary Shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or

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practical considerations. We and the depositary bank may agree to change the ADS-to-Ordinary Shares ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees are the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs are able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Ordinary Shares will continue to be governed by the laws of Australia, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the Ordinary Shares underlying your ADSs. As an owner of ADSs you are able to exercise the shareholders rights for the Ordinary Shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC are registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

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The registration of the Ordinary Shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable Ordinary Shares with the beneficial ownership rights and interests in such Ordinary Shares being at all times vested with the beneficial owners of the ADSs representing the Ordinary Shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Australia.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Ordinary Shares

Whenever we make a free distribution of Ordinary Shares for the securities on deposit with the custodian, we will deposit the applicable number of Ordinary Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Ordinary Shares deposited or modify the ADS-to-Ordinary Shares ratio, in which case each ADS you hold will represent rights and interests in the additional Ordinary Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Ordinary Shares ratio upon a distribution of Ordinary Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Ordinary Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Ordinary Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Ordinary Shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

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The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if we request such rights be made available to holders of ADSs, it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Ordinary Shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

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We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or
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We fail to deliver satisfactory documents to the depositary bank; or
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It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if we request and it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Australia would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Ordinary Shares or rights to subscribe for additional Ordinary Shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we request such rights be made available to you and provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•
We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

Exh. 2.3-10

•
We do not deliver satisfactory documents to the depositary bank; or
•
The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

The Ordinary Shares held on deposit for your ADSs may change from time to time. For example, there may be a split-up, cancellation, consolidation or any other reclassification of such Ordinary Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Ordinary Shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The Ordinary Shares were deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank issued ADSs.

The depositary bank may create ADSs on your behalf if you or your broker deposit Ordinary Shares with the custodian and provide the certifications and documentation required by the deposit agreement. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Ordinary Shares to the custodian. Your ability to deposit Ordinary Shares and receive ADSs may be limited by U.S. and Australian legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Ordinary Shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Ordinary Shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

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The Ordinary Shares are validly issued, fully paid and legally obtained.
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You are duly authorized to deposit the Ordinary Shares.

Exh. 2.3-11

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The Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).
•
The Ordinary Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you are entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you have to surrender the ADRs to be transferred to the depositary bank and also must:

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ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
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provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;
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provide any transfer stamps required by the State of New York or the United States; and
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pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you are entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Ordinary Shares at the custodian’s offices. Your ability to withdraw the Ordinary Shares held in respect of the ADSs may be limited by U.S. and Australian law considerations applicable at the time of withdrawal. In order to withdraw the Ordinary Shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Ordinary Shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Ordinary Shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You have the right to withdraw the securities represented by your ADSs at any time except for:

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temporary delays that may arise because (i) the transfer books for the Ordinary Shares or ADSs are closed, or (ii) Ordinary Shares are immobilized on account of a shareholders’ meeting or a payment of dividends;
•
obligations to pay fees, taxes and similar charges; and/or
•
restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

Exh. 2.3-12

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Ordinary Shares represented by your ADSs. The voting rights of holders of Ordinary Shares are described in “Description of Share Capital.”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

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In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all Ordinary Shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.
•
In the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the Ordinary Shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as set forth above in the case voting is by show of hands and as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You are bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Ordinary Shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Exh. 2.3-13

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the Ordinary Shares represented by ADSs and to direct the depositary of such Ordinary Shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary bank maintains ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank maintains in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

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We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.
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The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.
•
The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Ordinary Shares, for the validity or worth of the Ordinary Shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.
•
We and the depositary bank also disclaim any liability for any action or inaction of any clearing or settlement system (and any participant thereof) for the ADSs or securities on deposit.
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We and the depositary bank are not obligated to perform any act that is inconsistent with the terms of the deposit agreement.
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We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Constitution, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.
•
We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Constitution or in any provisions of or governing the securities on deposit.
•
We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

Exh. 2.3-14

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We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Ordinary Shares but is not, under the terms of the deposit agreement, made available to you.
•
We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
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We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
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No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.
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Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.
•
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.
Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

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Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.
•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.
•
Hold the foreign currency (without liability for interest) for the applicable holders.
Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs are interpreted in accordance with the laws of the State of New York. The rights of holders of Ordinary Shares (including Ordinary Shares represented by ADSs) are governed by the laws of Australia.

As an owner of ADSs or holder of an interest therein, you irrevocably agree that any suit, action or proceeding arising out of the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated thereby, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York, and by holding an ADS or an interest therein, you irrevocably waive any objection which you may now or hereafter have to the laying of venue of any such suit, action or proceeding in, and irrevocably submit to the exclusive jurisdiction of, such courts in any such suit, action or proceeding. The deposit agreement also provides that the foregoing agreement and waiver shall survive your ownership of the ADSs or interests therein.

Exh. 2.3-15

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT, OR RELATING TO, OF THE DEPOSIT AGREEMENT, THE ADRs OR ANY TRANSACTION CONTEMPLATED THEREIN.

Such waiver of your right to trial by jury would apply to any claim under U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, even if the ADS holder subsequently withdraws the underlying Ordinary Shares. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of the applicable case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Exh. 2.3-16